Exhibit 99.1

For further information contact:

John W. Bordelon, President and CEO

(337) 237-1960

Release Date:	July 15, 2011
For Immediate Release

HOME BANCORP COMPLETES ACQUISITION OF GS FINANCIAL CORP.

Lafayette and Metairie, Louisiana – Home Bancorp, Inc. (NASDAQ: “HBCP”), the holding company of the 103-year-old Home Bank (www.home24bank.com) announced the completion of its acquisition of GS Financial Corp., the holding company of Guaranty Savings Bank of Metairie, Louisiana. The combined company has total assets of approximately $975 million, $640 million in loans and $720 million in deposits.

“We welcome Guaranty’s customers and associates to the Home Bank family,” said John W. Bordelon, President and Chief Executive Officer of Home Bancorp and Home Bank. “Home Bank customers across south Louisiana have embraced our brand of banking as their ideal alternative to the megabanks. We anticipate the same reaction in the Greater New Orleans area.”

Stephen E. Wessel, Chief Executive Officer of Guaranty Savings Bank, has been named Home Bank’s New Orleans Market President.

“Like Guaranty, Home Bank has demonstrated a commitment to improve the communities we serve,” stated Mr. Wessel. “Together, we understand the role we play in ensuring our communities thrive – from helping businesses grow to helping homeowners achieve their dreams. Home Bank’s size, strength and technology leadership greatly enhance our ability to provide our customers with the financial services they need to prosper.”

Home Bank plans to convert the branch and operating systems of the former Guaranty Savings Bank locations to those of Home Bank in September 2011. The Company expects to realize cost savings of approximately $1.5 million on a pre-tax basis, and anticipates that the transaction will be over 10% accretive to earnings, once savings are fully phased in by 2012. The dilution to tangible book value is expected to be minimal. Merger-related expenses are expected to total approximately $2.5 million on a pre-tax basis. Following the merger, Home Bank’s capital position remains one of the strongest in the industry with total risk-based capital near 19%. No additional capital was needed to complete the transaction.

Shareholders of GS Financial will receive $21.00 per share in cash, resulting in a total purchase price of $26.4 million.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Statements regarding the timing and success of the integration of GS Financial Corp., anticipated cost savings, earnings accretion, book value dilution and merger-related expenses are also forward-looking. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.